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                                                                    EXHIBIT 3.24

                            CERTIFICATE OF OWNERSHIP

          T. E. CHRISTIE and Harlan Snyder certify that:

          1. They are the president and secretary, respectively, of CHRISTIE ELECTRIC CORP., a California corporation.

          2. This corporation owns all of the outstanding shares of CHRISTIE EXPORT CORP., a California corporation.

          3. On February 1, 1985, the board of directors of this corporation duly adopted the following resolutions:

                    RESOLVED, that CHRISTIE EXPORT CORP., a wholly owned
               subsidiary of CHRISTIE ELECTRIC CORP., be merged into CHRISTIE ELECTRIC CORP. pursuant to the provisions of California Corporations Code Section 1110;

                    RESOLVED, FURTHER, that CHRISTIE ELECTRIC CORP. hereby
               assumes all of the liabilities of CHRISTIE EXPORT CORP.;

                    RESOLVED, FURTHER, that the President and Secretary of this corporation are authorized and directed to file with the Secretary of State, on behalf of CHRISTIE ELECTRIC CORP. and CHRISTIE EXPORT CORP., a certificate of ownership and such other document or documents as may be necessary to effect the merger.

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          We declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge, and that this declaration is signed in Torrance, California, on February 28, 1985.

                                           /s/ T. E. Christie
                                           -------------------------------------
                                           T. E. Christie, President


                                           /s/ Harlan Snyder
                                           -------------------------------------
                                           Harlan Snyder, Secretary

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